Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) dated and effective as of January 12 , 2012 (the “Effective Date”) is entered into by and between Westway Terminal Company LLC, a Delaware limited liability company with headquarters in New Orleans, Louisiana (the “Company”), and Eugene McClain (“Employee”).

WHEREAS, the Company employs the Employee in the position of President; and,

WHEREAS, it is understood that the Employee is employed by the Company on an “at will” basis, and as such can be terminated by the Company with or without cause; and,

WHEREAS, the Company wishes to provide an inducement for the Employee to remain with the Company in the event of a Change in Control (as defined hereafter); and,

WHEREAS, the Company and the Employee wish to memorialize the terms of the Company’s retention promises to the Employee in writing.

THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1.	Term of Agreement

(a)	The term of this Agreement (the “Term”) shall commence on the Effective Date and expire on the first anniversary of the Effective Date, unless extended in writing by the Company.

(b)	This Agreement cannot be modified or terminated (except as expressly provided herein) without the mutual consent of the Company and the Employee;

(c)	Following the expiration of the Term, this Agreement will terminate and the Company will have no further obligations to the Employee under this Agreement.

2.	Compensation and Benefits

(a)	Base Salary.

Employee’s current base salary is $225,000 per annum. The term “Base Salary” as utilized in the Agreement shall refer to the Employee’s base salary in effect as of the Effective Date, as the same may be increased by the Company from time to time. Except as may otherwise be provided in this Agreement, any obligation to pay Employee’s Base Salary will cease upon termination of the Employee’s employment.

(b)	ADA, FMLA and Age Discrimination Laws.

This Agreement is subject to the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”) and all Age Discrimination Laws of the United States.

3.	Definitions

(a)	“Cause” shall mean for the purposes of this Agreement the commission of acts of gross negligence, fraud, theft, or misappropriation against the Company or the conviction of a felony under the law.

(b)	“Without Cause” shall mean the absence of Cause.

(c)

“Change in Control” means (i) any person or “group” (as defined in Section 13(d)(3) of the 1934 Act), other than Westway Group, Inc., ED&F Man Holdings Limited, and/or their subsidiaries, acquiring (whether by stock purchase, asset purchase, merger or otherwise) fifty percent (50%) or more of the voting power of the Company’s then outstanding voting interests; or (ii) the sale or other disposition of all or substantially all of the assets of the Company to any person other than Westway Group, Inc., ED&F Man Holdings Limited, and/or their subsidiaries; or (iii) approval by the member or members of the Company of a complete liquidation or dissolution of the Company.

(d)	“Constructive Termination” for purposes of this Agreement shall mean (1) a reduction in Base Salary or Benefits; (2) any requirement that the Employee’s services be rendered primarily at a location or locations more than twenty miles from the location where the employee currently renders their services; (3) a material diminution by the Company of the Employee’s roles and responsibilities as President of the Company; (4) any material breach of this Agreement or the spirit of this Agreement by the Company.

(e)	“Disabled” and “Disability”, as used herein, shall mean Employee’s inability to perform the essential duties and responsibilities of Employee’s job with reasonable accommodation, for a continuous period of 90 days or more, or for 120 days or more in a 12 month period, due to a physical or mental condition.

4.	Payment on Change in Control

If a Change in Control occurs, Employee shall receive a retention bonus equal to two hundred twenty-five thousand dollars ($225,000) (the “Retention Bonus”), subject to continued employment with the Company or its successor as hereinafter provided. The Retention Bonus will be paid in two (2) equal installments: (i) the first Retention Bonus installment simultaneously with the closing of the transaction by which the Change in Control occurs; and (ii) the second Retention Bonus installment on the six (6) month anniversary of the closing of the transaction by which the Change in Control occurs.

In order to receive each Retention Bonus installment, (a) Employee must either be employed by Company or its successor at the time such installment is due or otherwise qualify to receive such installment pursuant to Sections 6, 7, or 8 hereof; and (b) Employee will be required to sign and deliver a Settlement Agreement and Release of the Company (a “Release”). Each Retention Bonus installment shall be paid to Employee within 10 business days following the expiration of the revocation period applicable to the Release consistent with applicable state and Federal law. For the avoidance of doubt, Company will not be obligated to pay more than one full Retention Bonus to the Employee, even if more than one Change in Control occurs.

5.	Termination for Cause/Resignation by Employee.

The Company may terminate Employee’s employment for Cause, and the Employee may resign from employment from the Company for any reason or no reason at all. Upon the Company’s termination of the Employee for Cause or the Employee’s resignation (other than the Employee’s death or Disability), Employee shall be entitled to receive only that portion of Employee’s Base Salary earned, but unpaid, as of the date of termination, payable in accordance with applicable state and Federal laws but in no event later than 30 days after Employee’s date of termination. The Employee will also receive all vested benefits, including 401k and previously deferred compensation, if any. Notwithstanding any provision to the contrary, if the Employee’s employment is terminated by the Company for Cause or the Employee resigns from the Company (other than the Employee’s death or Disability) prior to the date of payment of any Retention Bonus installment, such installment will be forfeited by Employee and shall not be payable by the Company.

6.	Termination of Employment Without Cause.

The Company may terminate Employee’s employment Without Cause. If the Company terminates the Employee’s employment Without Cause within the six-month period preceding a Change in Control or at any time following the occurrence of a Change in Control but prior to the payment of the last Retention Bonus installment, Employee shall be entitled to receive the following:

(a)	that portion of Employee’s Base Salary earned, but unpaid as of the date of termination, paid in accordance with applicable state and Federal laws but in no event later than 30 days of the date of the Employee’s termination;

(b)	with the exception of any bonus awarded pursuant to the Westway Group, Inc. 2010 Incentive Compensation Plan, any annual bonus awarded by the Company and earned by the Employee for a prior completed calendar year to the extent not therefore paid and not theretofore deferred (with any such deferred amounts to be paid in accordance with and at the times set forth in the applicable deferral arrangement) paid at the same time as all other Company annual bonuses are paid for the prior completed year, but in no event later than March 15 of the calendar year following the year in which the Employee’s employment terminates;

(c)	any outstanding bonus awarded pursuant to the Westway Group, Inc. 2010 Incentive Compensation Plan, paid and/or vesting subject to and in accordance with the applicable award agreement and the Westway Group, Inc. 2010 Incentive Compensation Plan; and

(d)	to the extent not previously paid, the Retention Bonus with respect to the Change in Control paid in one installment to the Employee on the later of (i) the occurrence of the Change in Control or (ii) the Employee’s termination Without Cause.

In order to receive any unpaid Retention Bonus installments as provided above, Employee will be required to first sign and deliver to the Company a Release.

7.	Constructive Termination.

For purposes of this Agreement, a Constructive Termination shall constitute termination of the Employee Without Cause, subject to the provisions of this Section 7. In order to confect a claim by the Employee of constructive termination, the Employee must provide written notice to the Company of the existence of the conditions giving rise to such a situation including evidential matter supporting the Employee’s allegation. The Company shall have 30 business days following receipt of such notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting the Constructive Termination during the Cure Period, Employee must deliver notice to the Company that the condition has not been remedied which, for purposes of this Agreement, will constitute termination Without Cause.

8.	Death or Disability.

The Employee’s employment shall be automatically terminated upon Employee’s death. If Employee becomes “Disabled”, the Company may terminate this Agreement after giving Employee 30 business days written notice of its intention to do so unless Employee returns to full-time performance of Employee’s duties within such 30 business day notice period. Disputes on issues of Disability shall be determined by an impartial, reputable physician agreed upon by the parties or their respective doctors. Upon the Employee’s termination due to death or Disability occurring prior to a Change in Control, any and all rights to a Retention Bonus will be forfeited by Employee and no Retention Bonus will be payable by the Company. Following the Employee’s termination due to death or Disability occurring following a Change in Control, the Employee or Employee’s estate shall be entitled to receive any and all payments and/or benefits pursuant to Section 4 hereof, including any applicable unpaid Retention Bonus installments, subject in the case of a Disability to the execution and delivery to the Company of a Release.

9.	Tax Matters.

(a)	The Company or any of its applicable subsidiaries shall withhold from any amounts payable or provided under this Agreement such federal, state or local taxes as shall be required to be withheld under any applicable law or regulation and other required or applicable deductions.

(b)

If and to the extent any portion of any payment, compensation or other benefit provided to Employee in connection with Employee’s separation from service (as defined in IRC Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of IRC Section 409A and Employee is a specified employee as defined in IRC Section 409A(a)(2)(B)(i), as determined by the Company or any of its applicable affiliates in accordance with its procedures, by which determination Employee hereby agrees that Employee is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under IRC

Section 409A) (the “New Payment Date”), except as IRC Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to Employee during the period between the date of separation from service and the New Payment Date (the “Postponement Period”) shall be paid to Employee in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

(c)	If Employee dies during the Postponement Period, the amounts and entitlements delayed on account of IRC Section 409A of the Code shall be paid to the personal representative of Employee’s estate on the first to occur of the New Payment Date and thirty (30) days after the date of Employee’s death.

(d)	For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate payment for purposes of IRC Section 409A, and any payments that are due within the “short term deferral period” as defined in IRC Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor any of its applicable affiliates nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by IRC Section 409A.

(e)	This Agreement is intended to comply with the provisions of IRC Section 409A and shall, to the extent practicable, be construed in accordance therewith.

(f)	Employment Periods defined in this Agreement shall have the meanings given such terms under IRC Section 409A if and to the extent required to comply with IRC Section 409A. In any event, neither the Company nor any of its affiliates makes any representations or warranty and shall have no liability to Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to IRC Section 409A but not to satisfy the conditions of IRC Section 409A.

10.	If Employee’s employment ends for any reason, Employee agrees that Employee will immediately resign from any and all officer and director positions that Employee then has with the Company or any subsidiary or affiliate upon request of the Company.

11.	While employed and for a period of two years following the date of termination of Employee’s employment for any reason, Employee shall not solicit or induce, or cause any other person to solicit or induce, any employee of the Company or any of its subsidiaries to leave the Company or any of its subsidiaries or in any way to modify his or her relationship with the Company.

12.	While employed and for a period of ten years following the date of termination of Employee’s employment for any reason, Employee shall not directly or indirectly disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law or in the direct performance of the Employee’s duties for or to the Company, any confidential or proprietary non-public information of the Company.

13.	Employee agrees that upon termination of Employee’s employment, Employee shall provide to the Company all documents, papers, files (including electronic files) or other material in Employee’s possession or under Employee’s control that are connected with or derived from the Employee’s services to the Company or that belong to the Company.

14.	Mediation

The parties shall first try in good faith to settle by mediation any dispute arising out of or relating to this Agreement or its breach. The mediation is to be administered by the American Arbitration Association (“AAA”). The mediation shall be held in the City of New Orleans. All expenses associated with the mediation shall be the responsibility of the Company. If the mediation is unsuccessful, the parties may then resort to litigation or any other mutually agreeable dispute resolution procedure.

15.	Choice of Law; Venue.

The laws of the State of Louisiana (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the Eastern District of Louisiana or in any court of the State of Louisiana sitting in New Orleans, Louisiana.

16.	Severability

Should any provision of this Agreement be rendered or declared legally invalid or unenforceable by a court or arbitration tribunal of competent jurisdiction or by the decision of an authorized governmental agency, invalidation or unenforceability of such provision shall not invalidate or render unenforceable any of the remaining provisions of this Agreement.

17.	The provisions of this Agreement contain the entire agreement and understanding of the parties regarding the Agreement and its provisions, and shall, as of the Effective Date, fully supersede any and all prior agreements, representations, promises or understandings, written or oral, between them pertaining to the subject matter. The provisions of this Agreement may not be amended except in writing by the Employee and an authorized officer appointed by the Board of Directors of the Company to sign the amendment.

18.	Any failure by either party to exercise any of its rights to enforce any of the provisions of this Agreement shall not prejudice such party’s rights with respect to any subsequent or further violation, breach or default by the other party. A waiver of any provision of this Agreement by the parties shall not be valid or effective unless memorialized in writing and signed by both parties to this Agreement.

19.	The rights and obligations of the Company under this Agreement will be transferable and will be binding upon and be enforceable by its successors and assigns; provided, however, that no assignment or transfer of Company’s rights and/or obligations hereunder will serve to release the Company from its obligations hereunder without the written agreement of the Employee.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement effective as of January     , 2012.

WESTWAY TERMINAL COMPANY LLC

By	/s/ James B. Jenkins
Date: Jan 12, 2012 James B. Jenkins CEO

EMPLOYEE

/s/ Eugene McClain
Eugene McClain Date: Jan 13, 2012